For information, contact:

Craig Dynes

Chief Financial Officer

Pegasystems Inc.

(617) 866-6020

craig.dynes@pega.com

Pegasystems Secures NASDAQ Hearing Due to Delayed Filing of Form 10-Q

Responds to NASDAQ Staff Determination Letter

CAMBRIDGE, Mass., November 16, 2006 -- Pegasystems Inc. (Nasdaq: PEGA) announced today that the Company has secured a hearing before a NASDAQ Listing Qualifications Panel in response to the receipt on November 13, 2006 of a NASDAQ Staff Determination letter indicating Pegasystems is not in compliance with the filing requirement for continued listing as set forth in Marketplace Rule 4310(c)(14).

As anticipated, the letter was issued in accordance with standard NASDAQ procedures due to the delayed filing of the Company's Form 10-Q for the third quarter of 2006. Pending a decision by the panel, Pegasystems shares will continue to be listed on the NASDAQ Global Select Market.

As previously announced on October 17, 2006, Pegasystems is unable to file its Form 10-Q for the third quarter of 2006 because the Company is in the process of reviewing its accounting, primarily involving the timing of revenue recognition for certain arrangements which include fixed-price services. The Company continues to work diligently to address this matter.

About Pegasystems

Pegasystems Inc. (Nasdaq: PEGA) provides software to automate complex, changing business processes. Pegasystems, the leader in unified process and rules technology, gives business people and IT departments the ability to use best processes across the enterprise and outperform their competition.

Our new class of Business Process Management (BPM) technology makes enterprise systems easy to use and easy to change. By automating policy manuals, system specifications and lines of manual coding with dynamically responsive updates, Pegasystems powers the world's most sophisticated organizations to Build for Change™.

Pegasystems' award-winning, standards-based BPM suite is complemented with best-practice solution frameworks to help leaders in the financial services, insurance, healthcare, manufacturing, life sciences and government markets drive growth and productivity.

Headquartered in Cambridge, Mass., Pegasystems has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

###